Exhibit 21.1

Subsidiaries of Registrant and jurisdiction of incorporation

Symmetricom, Ltd.

Symmetricom Puerto Rico Ltd. (in liquidation)

Manufacturing Solutions Puerto Rico, Inc. (in liquidation)

Symmetricom Hong Kong, Ltd. (in liquidation)

Symmetricom Global Services, Inc.

Symmetricom Europe GmbH

Symmetricom India Private Ltd.

Symmetricom LLC

Beijing Symmetricom Co., Ltd.

Telecom Solutions, Inc. (inactive)

Analog Solutions, Inc. (inactive)

TrueTime, Inc. (inactive)

Timing Solutions Corporation (in liquidation)

QoSmetrics, Inc. (in liquidation)

Timing Application Inc. (in liquidation)